Exhibit 10.4

August 27, 2013

ioWorld Media, Inc.
Suite 2005025
West Lemon St.
Tampa FL 33609

This letter agreement ("Agreement") confirms the understanding by and between Mediabistro Inc. ("Sublessor") and ioWorld Media, Inc. ("Sublessee") regarding the sublease of certain desk space on the 4th floor of 475 Park Avenue South New York, New York (the "Premises").

The parties acknowledge and agree that:

1.         Sublessor hereby subleases to Sublessee, and. Sublessee hereby initially subleases from Sublessor, on the terms and conditions of this Agreement, one workstations in the Premises, initially located at either workstation 88, 90 or 135 as mutually agreed as shown to you (the 'Subleased Premises").

2.         The term of this Sublease shall commence on August 27, 2013, and, unless earlier terminated as a result of the termination of the Master Lease, shall run month to month thereafter until terminated upon at least thirty (30) days notice by either party to the other (the "Term"), Upon expiration of the Term, Sublessee shall immediately vacate the Subleased Premises removing all personal property and leaving the Subleased Premises in a broom clean condition, reasonable wear and tear excepted. Sublessor shall dispose of any property left by Sublessee at Sublessee's sole cost and expense.

3.         Sublessee shall pay Sublessor as rent the amount of five hundred dollars ($500.00) per workstation per month ("Rent") payable, in advance, on the first day of each month. Sublessee shall provide sixty five dollars ($65) for August rent plus five hundred dollars ($500) for September rent plus a five hundred dollar ($500) security deposit for a total of one thousand sixty five dollars ($1,065) prior to occupancy. In the event that Sublessee fails to vacate the Premises following the end of the Term, Sublessee shall pay Rent at the rate of $2,000 per workstation per month and shall also be responsible for Sublessor's costs related to collections and having Sublessee removed from the Premises including, without limitation, reasonable attorneys' fees and court costs.

4.         Sublessee may only use the Subleased Premises for office space, including all uses incident thereto (the "Intended Uses") and for no other purpose. One one person may occupy a workstation at one time. Sublessee is familiar with the condition of the Subleased Premises and accepts them "AS-1S, WHERE-IS, IN ITS CURRENT CONDITION, WITH ALL FAULTS." Sublessee shall not assign or sublet any portion of the Subleased Premises nor shall Sublessee make alterations or improvements to the Subleased Premises. Sublessee shall abide my Sublessor's rules and regulations as may be in effect from time to time. Sublessee shall provide copies of a driver's license or other personal identification, acceptable to Sublessor, for all occupants of the Subleased Premises, prior to occupancy and as otherwise requested by Sublessor.

5.         Sublessee acknowledges that it is solely responsible for any and all damages or loss to any of its property which is in the Subleased Premises. In addition, Sublessee shall be responsible for all damage to any of Sublessor's property or the Subleased Premises that results from Sublessee's use of the Subleased Premises.

6.         Sublessor shall provide Sublessee high-speed internet access, a direct dial telephone number (for local calls only) with voicemail, black and white printer use, copier/scanner and fax use (inbound and outbound local fax calls only), voicemail, kitchen privileges and use of conference rooms (on an as available basis) for each rented workstation. Sublessor shall be entitled to receive one security cad for each rented workstation, at its own expense (approximately $28), to access the Premises. Sublessor shall charge, and Sublessee shall pay, for any long distance calls made from the Premises.

7.         If Sublessee shall fail to perform or comply with any term of this Sublease, including the payment of Rent, Sublessor may immediately terminate this Lease and take immediate possession of the Premises, in addition to any other remedies allowed by law.

8.         Sublessor reserves, and at any and all reasonable times shall have, the right to enter upon the Subleased Premises for any reason awl to relocate the Subleased Premises within the Premises.

9.         Sublessee shall indemnify, defend and hold Sublessor harmless from all claims, demands, causes of action, judgments, awards, penalties, fines, assessments, impositions, damages, costs, losses, liabilities, and expenses which may be suffered or incurred arising from (a) its gross negligence or willful misconduct and that of its licensees, employees, officers, directors, managers, agents, shareholders, partners or other owners, invitees or contractors in or about the Subleased Premises; or (b) any breach or default in the performance of any non-material obligation to be performed by Sublessor under the terms of this Sublease.

10.       This Agreement is a complete expression of the parties' mutual agreement and supersedes any and all prior and contemporaneous agreements and understanding relating to it. This Agreement may not be modified and none of its terms may be waived, except in writing signed by both, parties. The failure of either party to enforce, or delay of either in enforcing any of their respective rights shall not be deemed a continuing waiver or a modification of this Agreement. This Agreement shall be interpreted in accordance with the laws of the State of New York applicable to agreements made and wholly to be performed therein. The parties hereto consent to the exclusive jurisdiction of the Courts of the state of New York.

If the above Agreement sets forth our understanding please countersign in the space provided below and return a copy to me.

Sincerely,

/s/ Mitchell S. Eisenberg
Mitchell S. Eisenberg
EVP and General Counsel

Agreed To:
ioWorld Media Inc.

By:	/s/ Julia Miller
Printed Name: Julia Miller
Date 8-27-2013